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Exhibit 3(g)

                                CERTIFICATE OF
                               AMENDMENT OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                        STAR MULTI CARE SERVICES, INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

*   *   *   *   *

                  The undersigned, being Chief Executive Officer of STAR MULTI CARE SERVICES, INC., a New York corporation (the "Corporation"), hereby certifies that:

                  (1) The name of the Corporation is Star Multi Care Services, Inc. The name under which the Corporation was formed is Star Registry for Nurses, Inc.

                  (2) The date the Certificate of Incorporation was filed by the Department of State was April 25, 1961.

                  (3) The Certificate of Incorporation of the Corporation is hereby amended pursuant to the authorization of the Board of Directors of the Corporation, so as to change both the county within New York in which the Corporation is located and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon it and to accomplish said amendment, paragraph "SECOND" of the Certificate of Incorporation is hereby deleted in its entirety and the following is substituted in lieu thereof:

                           "SECOND: (a) The office of the Corporation is to be located in the town of Huntington Station, County of Suffolk, State of New York. (b) The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process in any action may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon it is:

                                    Star Multi Care Services, Inc.
                                    33 Walt Whitman Road
                                    Suite 302
                                    Huntington Station, NY 11746

                  (4) The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the Board of Directors of the

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                           Corporation (the "Board") at a special meeting of
                           the Board on December 9, 1998.

                  (5) The Corporation is authorized to issue a total of 15,000,000 shares, consisting of 10,000,000 shares of Common Stock of the par value of $.001 per shares of Common Stock and 5,000,000 shares of Preferred Stock of the par value of $1.00 per share. An additional amendment of the Corporation's Certificate of Incorporation effected by this Certificate of Amendment to add the terms of the designations, rights and preferences of Series A 8% Convertible Preferred Stock par value $1.00 per share, (the "Series A Preferred") is hereby made.

                  To effect the foregoing, a new Article FIFTH of the Corporation's Certificate of Incorporation, relating to the Series A Preferred, is hereby added, and all subsequent Articles of the Corporation's Certificate of Incorporation are renumbered accordingly. Article FIFTH shall read in its entirety as follows:

                  "FIFTH: The Corporation's Board of Directors has designated 600 shares of Preferred Stock as Series A 8% Convertible preferred Stock, which shall have the following designations, rights and preferences:

                                  ARTICLE (5)
                                  DEFINITIONS

         SECTION           (1)            Definitions. The terms defined in
                                    this Article whenever used in this
                                    Certificate of Incorporation have the
                                    following respective meanings:

                  (1)               "ADDITIONAL CAPITAL SHARES" has the meaning
                           set forth in Section 6.1(c).

                  (2) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (3) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  (4) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

                  (5)               "CLOSING DATE" means April ___, 1999.

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                  (6)      "COMMON SHARES" or "COMMON STOCK" means shares of
                           common stock, $0.001 par value, of the Corporation.

                  (7) "COMMON STOCK ISSUED AT CONVERSION" when used with reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                  (8) "CONVERSION DATE" means any day on which all or any portion of shares of the Series A Preferred Stock is converted in accordance with the provisions hereof.

                  (9)      "CONVERSION NOTICE" has the meaning set forth in
                           Section 6.2.

                  (10) "CONVERSION PRICE" means on any date of determination the applicable price for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (11) "CONVERSION RATIO" means on any date of determination the applicable percentage of the Market Price for conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (12) "CORPORATION" means STAR MULTI CARE SERVICES, INC., a New York corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                  (13) "CURRENT MARKET PRICE" means on any date of determination the closing bid price of a Common Share on such day as reported on The Nasdaq Stock Market, Inc. National Market system (the "NMS").

                  (14) "HOLDER" means The Shaar Fund Ltd., any successor thereto, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                  (15) "MARKET DISRUPTION EVENT" means any event that results in a material suspension or limitation of trading of Common Shares on the NMS.

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                  (16)     "MARKET PRICE" per Common Share means the lowest
                           closing bid price for the three (3) Trading Days immediately preceding the Closing Date.

                  (17) "NASD" means the National Association of Securities Dealers.

                  (18) "OUTSTANDING" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

                  (19) "PERSON" means an individual, a corporation, partnership, an association, a limited liability company, unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                  (20) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated a date even herewith between the Corporation and The Shaar Fund Ltd.

                  (21) "SEC" means the United States Securities and Exchange Commission.

                  (22) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                  (23) "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated a date even herewith between the Corporation and The Shaar Fund Ltd.

                  (24) "SERIES A PREFERRED STOCK" means the Series A 8% Convertible Preferred Stock of the Corporation or such other convertible Preferred Stock exchanged therefor as provided in Section 2.1.

                  (25)     "STATED VALUE" has the meaning set forth in Article
                           2.

                  (26) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority

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                           of the board of directors or other persons
                           performing similar functions are owned directly or indirectly by the Corporation.

                  (27) "TRADING DAY" means any day on which purchases and sales of securities authorized for quotation on the NMS reported thereon and on which no Market Disruption Event has occurred.

                  (28)     "VALUATION EVENT" has the meaning set forth in
                           Section 6.1.

                  (29) "VALUATION PERIOD" means the twenty (20) Trading Day period immediately preceding the Conversion Date.

                  All references to "cash" or "$" herein means currency of the United States of America.

                                  ARTICLE (6)
                            DESIGNATION AND AMOUNT

         SECTION           (1)

                  The designation of this series, which consists of 600 shares of Preferred Stock, is Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

                                  ARTICLE (7)
                                     RANK

         SECTION           (1)

                  The Series A Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("Pari Passu Securities").

                                  ARTICLE (8)
                                   DIVIDENDS

         SECTION           (1)

                  (1) The Holder shall be entitled to receive, and the Board of Directors shall be required to declare, out of funds legally available for the payment of dividends, dividends (subject to Sections 4(a)(ii) hereof) at the rate of 8% per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Liquidation Value (as defined below) of each share of Series A Preferred Stock on and as of the

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                           most recent Dividend Payment Due Date (as defined
                           below) with respect to each Dividend Period (as defined below). Dividends on the Series A Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

                           (1) Each dividend shall be payable in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Due Date"), commencing June 30, 1999 (provided that such initial dividend payment shall include all dividends accrued from the Closing Date until the initial Dividend Payment Date), to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                           (2) At the option of the Corporation, the dividend shall be paid in cash or through the issuance of duly and validly authorized and issued, fully paid and nonassessable, freely tradeable shares of the Common Stock valued at the Market
                                    Price. The Common Stock to be issued in
                                    lieu of cash payments shall be registered for resale in the Registration Statement
                                    (as defined in the Registration Rights
                                    Agreement) to be filed by the Corporation to register the Common Stock issuable upon conversion of the shares of Series A Preferred Stock and exercise of the Warrants as set forth in the Registration Rights Agreement. Notwithstanding the foregoing, until such Registration Statement (as defined in the Registration Rights Agreement) has been declared effective

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                                    under the Securities Act by the SEC,
                                    payment of dividends on the Series A
                                    Preferred Stock shall be in cash.

                  (2) The Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series A Preferred Stock. Except as provided in this Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                  (3) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

                  (4) So long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any subsidiary, (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series A Preferred Stock and any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Pari Passu Securities, and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend

                           Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Pari Passu Securities.

                                                ARTICLE (9)
                                          LIQUIDATION PREFERENCE

         SECTION           (1)

                  (1) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Article 5, shall have received the Liquidation Preference (as defined in Article 5(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation Preference payable on all such shares.

                  (2) At the option of each Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons where the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such transaction an amount equal to one hundred percent (100%) of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock in accordance with and subject to the terms of this Article 5 or (ii) be treated pursuant to Article 5(c)(iii) hereof; provided, that all holders of Series A Preferred Stock shall be deemed to elect the option set forth in clause (i) hereof if at least a majority in interest of such holders elect such option.

                  (3) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) an amount equal to__________ of such Stated Value, plus (iii) the aggregate of all accrued and unpaid dividends on such share of Series A Preferred Stock until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause (iii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above.

                                 ARTICLE (10)
                         CONVERSION OF PREFERRED STOCK

               SECTION  (1)         Conversion; Conversion Price. At the
                                    option of the Holder, the shares of
                                    Preferred Stock may be converted, either in whole or in part, into Common Shares
                                    (calculated as to each such conversion to the nearest 1/100th of a share), at any time, and from time to time commencing 60 days after the date of issuance of the Series A Preferred Stock (such date of issuance, the "Issue Date"), at a Conversion Price per share of Common Stock equal to the lessor of: (i) 125% of the Market Price, provided, that if the Corporation's Common Stock is delisted on the NMS, for any reason, then any remaining unconverted Series A Preferred
                                    Stock may be converted, at the sole option of the Holder, at a Conversion Price per share of Common Stock equal to 50% of the Market Price; or (ii) the price determined in accordance with provisions described on Schedule I attached hereto; provided, however, that:

                  (1) notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Company shall not have the obligation, to convert all or any portion of the Series A Preferred Stock (and the Company shall not have the right to pay dividends on the Series A Preferred Stock in shares of common stock) if and to the extent that the issuance to the Holder of shares of common stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of 5% or more of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of 5% or more of the then outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "Redemption Shares") of Series A Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 4.99% of the then outstanding shares of Common Stock. Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series A Preferred Stock and the Holder shall have no interest in or rights under such Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series A Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) the Stated Value of the Redemption Shares and (ii) any accrued and unpaid dividends to the date of such redemption; and

                  (2) unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of the NASD, the NMS or such other stock market with which the Corporation shall be required to comply, the Corporation shall not issue shares of Common Stock (A) upon conversion of any shares of Series A Preferred Stock or as a dividend on the Series A Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (I) upon conversion of shares of the Series A Preferred Stock, (II) upon exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement and (III) in payment of dividends on the Series A Preferred Stock, would be in excess of 19.99% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Closing Date (the "Maximum Issuance Amount").

                           (ii)  In the event that a properly executed
Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (A) converting the number of shares of Series A Preferred Stock stated in the Conversion Notice not in excess of the Maximum Issuance Amount and (B) redeeming the number of shares of Series A Preferred Stock stated in the Conversion Notice equal to or in excess of the Maximum Issuance Amount in cash at a price equal to one hundred twenty-five percent (125%) of the Stated Value of the shares of Series A Preferred Stock to be so redeemed, together with all accrued and unpaid dividends thereon.

                           (iii) In the event that the Corporation shall elect
to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay (i) a dividend in shares of Common Stock equal to one less than an amount which would result in the Corporation issuing shares equal to the Maximum Issuance Amount and (B) the balance of the dividend in cash.

                  (3) On or at any time after the Closing Date the Holder of the Series A Preferred Stock may exercise its right of conversion of 100% of the aggregate number of Series A Preferred Shares issued to the Holder.

                  (4) The number of shares of Common Stock due upon conversion of Series A Preferred Stock shall be (i) the number of shares of Series A Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price.

                  (5) Within two (2) Business Days of the occurrence of a Valuation Event, the Corporation shall send notice (the "Valuation Event Notice") of such occurrence to the Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, a new Valuation Period shall begin on the Trading Day immediately following the occurrence of such Valuation Event and end on the Conversion Date; provided that, if a Valuation Event occurs on the fifth day of any Valuation Period, then the Conversion Price shall be the Current Market Price of the Common Shares on such day; and provided, further, that the Holder may, in its discretion, postpone such Conversion Date to a Trading Day which is no more than five (5) Trading Days after the occurrence of the latest Valuation Event by delivering a notification to the Corporation within two (2) Business Days of the receipt of the Valuation Event Notice. In the event that the Holder deems the Valuation Period to be other than the five (5) Trading Days immediately prior to the Conversion Date, the Holder shall give written notice of such fact to the Corporation in the related Conversion Notice at the time of conversion.

                  (6) For purposes of this Section 6.1, a "Valuation Event" shall mean an event in which the Corporation at any time during a Valuation Period takes any of the following actions:

                           (1)      subdivides or combines its Capital Shares;

                           (2)      makes any distribution of its Capital
                                    Shares;

                           (3) issues any additional Capital Shares (the "Additional Capital Shares"), otherwise than as provided in the foregoing Sections 6.1(a) and 6.1(b) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under employee benefit plans consistent with those presently in effect and issuances under presently outstanding warrants, options or convertible securities;

                           (4) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

                           (5) issues any securities convertible into or exchangeable or exercisable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

                           (6) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Sections 6.1(a) through 6.1(f)(iii)); or

                           (7) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Sections 6.1(a) through 6.1(f)(iv) hereof, inclusive, which in the opinion of the Corporation's Board of Directors, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of the Preferred Stock.

               SECTION     (2)      Exercise of Conversion Privilege.
                                    Conversion of the Series A Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "Conversion
                                    Notice") to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this
                                    Section 6.2 shall constitute a Conversion
                                    Date. The Corporation shall convert the
                                    Preferred Stock and issue the Common Stock
                                    Issued at Conversion effective as of the Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock
                                    Issued at Conversion in connection with
                                    such conversion. The Holder shall deliver the shares of Series A Preferred Stock to the Corporation by express courier within 30 days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Preferred
                                    Stock shall be accompanied by a proper
                                    assignment hereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than seven (7) Business
                                    Days after the Corporation's receipt of
                                    such Conversion Notice, the Corporation
                                    shall (i) issue the Common Stock issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (X) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (Y) cash, as provided in Section
                                    6.3, in respect of any fraction of a Share issuable upon such conversion and (Z) cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion
                                    Notice indicates so long as the Preferred
                                    Stock shall have been surrendered as
                                    aforesaid at such time, and at such time the rights of the Holder of the Preferred Stock, as such, shall cease and the

                           Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

                  (1) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this
                           Section 6.2 or (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Preferred Stock for cash at a redemption price equal to one hundred and twenty-five percent (125%) of the Stated Value thereof together with all accrued and unpaid dividends thereon (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

               SECTION     (3)      Fractional Shares. No fractional Common
                                    Shares or scrip representing fractional
                                    Common Shares shall be issued upon
                                    conversion of the Series A Preferred
                                    Stock. Instead of any fractional Common
                                    Shares which otherwise would be issuable upon conversion of the Series A Preferred
                                    Stock, the Corporation shall pay a cash
                                    adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

               SECTION     (4)      Reclassification, Consolidation, Merger or
                                    Mandatory Share Exchange. At any time
                                    while the Series A Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding
                                    Common Shares issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series A Preferred
                                    Stock) or in case of any consolidation,
                                    merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series A Preferred
                                    Stock), or in the case of any sale or
                                    transfer to another corporation of the
                                    property of the Corporation as an entirety or substantially as an entirety, the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series A Preferred Stock providing that the Holder shall have the right to convert such new Series A Preferred Stock
                                    (upon terms and conditions not less
                                    favorable to the Holder than those in
                                    effect pursuant to the Series A Preferred
                                    Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series A
                                    Preferred Stock, the kind and amount of
                                    shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series A
                                    Preferred Stock had the Series A Preferred
                                    Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

               SECTION     (5)      Adjustments to Conversion Ratio. For so
                                    long as any shares of the Series A
                                    Preferred Stock are outstanding, if the
                                    Corporation (i) issues and sells pursuant to an exemption from registration under the Securities Act
                                    (A) Common Shares at a purchase price on the date of issuance thereof that is lower than the Conversion Price, (B) warrants or options with an exercise price representing a percentage of the Current
                                    Market Price with an exercise price on the date of issuance of the warrants or options that is lower than the agreed upon conversion price for the Holder, except for employee stock option agreements or stock incentive agreements of the
                                    Corporation, or (C) convertible,
                                    exchangeable or exercisable securities
                                    with a right to exchange at lower than the Current Market Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements; and (ii) grants the right to the purchaser(s) thereof to demand that the Corporation register under the
                                    Securities Act such Common Shares issued or the Common Shares for which such warrants or options may be exercised or such convertible, exchangeable or exercisable securities may be converted, exercised or exchanged, then the
                                    Conversion Ratio shall be reduced to equal the lowest of any such lower rates.

               SECTION     (6)      Optional Redemption Under Certain
                                    Circumstances. At anytime after the Issue
                                    Date and until the Mandatory Conversion
                                    Date (as defined below) that the Closing bid price of the Common Stock as reported by the NMS is $1.00 or less, the Corporation, upon notice delivered to the Holder as provided in Section 6.7, may redeem, in cash, the Series A Preferred
                                    Stock (but only with respect to such
                                    shares as to which the Holder has not
                                    theretofore furnished a Conversion Notice in compliance with Section 6.2), at one hundred and twenty five percent (125%) of the Stated Value thereof (the "Optional
                                    Redemption Price"), together with all
                                    accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date").

               SECTION     (7)      Notice of Redemption. Notice of redemption
                                    pursuant to Section 6.6 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than ten (10) nor more than fifteen (15) days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to
                                    Section 6.6 (including, a statement of the Market Price per Common Share) and this
                                    Section 6.7.

               SECTION     (8)      Surrender of Preferred Stock. Upon any
                                    redemption of the Series A Preferred Stock pursuant to Sections 6.6 or 6.7, the Holder shall either deliver the Series A
                                    Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Price specified in Section 6.6 shall be made by the Corporation to the Holder against receipt of the Series A Preferred Stock (as provided in this Section 6.8) by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of such redemption price is not made in full by the Mandatory Redemption Date or the Redemption Date, as the case may be, the Holder shall again have the right to convert the Series A Preferred Stock as provided in Article 6 hereof.

               SECTION     (9)      Mandatory Conversion. On the second
                                    anniversary of Closing Date (the
                                    "Mandatory Conversion Date"), the
                                    Corporation shall convert all Series A
                                    Preferred Stock outstanding at the
                                    Conversion Price. Notwithstanding the
                                    previous sentence, in no event shall the Corporation convert that portion of the Series A Preferred Stock to the extent that the issuance of Common Shares upon the conversion of such Series A Preferred
                                    Stock, when combined with shares of Common
                                    Stock received upon other conversions of Series A Preferred Stock by such Holder and any other holders of Series A
                                    Preferred Stock and Warrants, would exceed
                                    19.99% of the Common Stock outstanding on the Closing Date. Within ten (10) Business
                                    Days after the Mandatory Conversion Date, the Corporation shall redeem all remaining outstanding Series A Preferred Stock at one hundred and twenty-five percent (125%) of the Stated Value thereof, together with all accrued and unpaid dividends thereon, in cash, to the date of redemption.

                                 ARTICLE (11)
                                 VOTING RIGHTS

         SECTION 7.1 Voting Rights Generally. The holders of the Series A Preferred Stock have no voting power, except as otherwise provided by the New York Business Corporation Law ("NYBCL"), in this Article 7, and in Article 8 below.

         SECTION 7.2 Notice of Meetings. Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such acting is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         SECTION 7.3 Required Votes. To the extent that under the NYBCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the NYBCL) shall constitute the approval of such action by the class. To the extent that under the NYBCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the NYBCL.

                                 ARTICLE (12)
                             PROTECTIVE PROVISIONS

         SECTION 8.1 Restrictions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the NYBCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (1) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (2) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Preferred Stock;

                  (3) increase the authorized number of shares of Series A Preferred Stock; or

                  (4) do any act or thing not authorized or contemplated by this Certificate of Amendment which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         SECTION 8.2 Dissenter's Conversion Rights. In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Amendment as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                                 ARTICLE (13)
                                 MISCELLANEOUS

               SECTION     (1)      Loss, Theft, Destruction of Preferred
                                    Stock. Upon receipt of evidence
                                    satisfactory to the Corporation of the
                                    loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the
                                    Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred
                                    Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A
                                    Preferred Stock, new shares of Series A
                                    Preferred Stock of like tenor. The Series
                                    A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

               SECTION     (2)      Who Deemed Absolute Owner. The Corporation
                                    may deem the Person in whose name the
                                    Series A Preferred Stock
                                    shall be registered upon the registry
                                    books of the Corporation to be, and may
                                    treat it as, the absolute owner of the
                                    Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred
                                    Stock to the extent of the sum or sums so paid or the conversion so made.

               SECTION     (3)      Notice of Certain Events. In the case of
                                    the occurrence of any event described in Sections 6.1, 6.6 or 6.7 of this
                                    Certificate of Amendment, the Corporation shall cause to be mailed to the Holder of the Series A Preferred Stock at its last address as it appears in the Corporation's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Series A Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Series A Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

               SECTION     (4)      Register. (a) The Corporation shall keep
                                    at its principal office a register in
                                    which the Corporation shall provide for
                                    the registration of the Series A Preferred
                                    Stock. Upon any transfer of the Series A
                                    Preferred Stock in accordance with the
                                    provisions hereof, the Corporation shall register such transfer on the Series A
                                    Preferred Stock register.

                           (b)      The Corporation may deem the person in whose
name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the

Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

               SECTION     (5)      Withholding. To the extent required by
                                    applicable law, the Corporation may
                                    withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

               SECTION     (6)      Headings. The headings of the Articles and
                                    Sections of this Certificate of Amendment are inserted for convenience only and do not constitute a part of this Certificate of Amendment.




           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                  Schedule I

                               Conversion Rates

         As used in this Schedule I, "Closing Bid Price" means the closing bid price for the common stock, par value $.001 per share, as reported by the National Association of Securities Dealers over-the-counter bulletin board system (or any other exchange or over-the-counter market upon which the Common Stock is admitted and listed for trading) for any trading day.

Days after Funding Date                         Price
-----------------------                         -----

60-90 90% of the lowest Closing Bid Price for the 10 day period prior to conversion

91-120 85% of the lowest Closing Bid Price for the 13 day period prior to conversion

121-150 82.5% of the lowest Closing Bid Price for the 15 day period prior to conversion

151-180 80% of the lowest Closing Bid Price for the 17 day period prior to conversion

181-210 77.5% of the lowest Closing Bid Price for the 19 day period prior to conversion

211-240 75% of the lowest Closing Bid Price for the 22 day period prior to conversion

241-270 72.5% of the lowest Closing Bid Price for the 25 day period prior to conversion

271- maturity              70% of the lowest Closing Bid Price for the 28 day
                           period prior to conversion

                  (6) The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the Board of Directors of the corporation (the "Board") at a special meeting of the Board on April 7, 1999.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 21st day of April, 1999.

                                          STAR MULTI CARE SERVICES, INC.

                                          By:      s/Stephen Sternbach

                                                   Stephen Sternbach
                                                   Chief Executive Officer